Exhibit 3.1

NOTICE TO RESIDENTS OF THE UNITED STATES

THE OFFER AND SALE OF THIS SECURITY INSTRUMENT HAS NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THIS SECURITY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM.

NOTICE TO RESIDENTS OF CANADA

UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE THE DATE THAT THE ISSUER BECOMES A REPORTING ISSUER IN ANY PROVINCE OR TERRITORY.

NOTICE TO RESIDENTS OF CHINA
THE RIGHTS ARE NOT BEING OFFERED OR SOLD AND MAY NOT BE OFFERED OR SOLD, DIRECTLY OR INDIRECTLY, WITHIN THE PEOPLE’S REPUBLIC OF CHINA (FOR SUCH PURPOSES, NOT INCLUDING THE HONG KONG AND MACAU SPECIAL ADMINISTRATIVE REGIONS OR TAIWAN), EXCEPT AS PERMITTED BY THE SECURITIES AND OTHER LAWS AND REGULATIONS OF THE PEOPLE’S REPUBLIC OF CHINA.

NOTICE TO RESIDENTS OF THE UNITED KINGDOM

IN THE UNITED KINGDOM THIS DOCUMENT IS BEING DISTRIBUTED ONLY TO, AND IS DIRECTED ONLY AT (AND ANY INVESTMENT ACTIVITY TO WHICH IT RELATES WILL BE ENGAGED ONLY WITH): (i) INVESTMENT PROFESSIONALS (WITHIN THE MEANING OF ARTICLE 19(5) OF THE FINANCIAL SERVICES AND MARKETS ACT 2000 (FINANCIAL PROMOTION) ORDER 2005 AS AMENDED (THE ‘‘FPO’’)); (ii) PERSONS OR ENTITIES OF A KIND DESCRIBED IN ARTICLE 49 OF THE FPO; (iii) CERTIFIED SOPHISTICATED INVESTORS (WITHIN THE MEANING OF ARTICLE 50(1) OF THE FPO); AND (iv) OTHER PERSONS TO WHOM IT MAY OTHERWISE LAWFULLY BE COMMUNICATED (ALL SUCH PERSONS TOGETHER BEING REFERRED TO AS ‘‘RELEVANT PERSONS’’).

THIS DOCUMENT HAS NOT BEEN APPROVED BY AN AUTHORISED PERSON. ANY INVESTMENT TO WHICH THIS DOCUMENT RELATES IS AVAILABLE ONLY TO (AND ANY INVESTMENT ACTIVITY TO WHICH IT RELATES WILL BE ENGAGED ONLY WITH) RELEVANT PERSONS. THIS DOCUMENT IS DIRECTED ONLY AT RELEVANT PERSONS AND PERSONS WHO ARE NOT RELEVANT PERSONS SHOULD NOT TAKE ANY ACTION BASED UPON THIS DOCUMENT AND SHOULD NOT RELY ON IT. IT IS A CONDITION

OF YOU RECEIVING AND RETAINING THIS DOCUMENT THAT YOU WARRANT TO THE COMPANY, ITS DIRECTORS, AND ITS OFFICERS THAT YOU ARE A RELEVANT PERSON.

PROPS, a product of YOUNOW, INC.

SAFT
(Simple Agreement for Future Tokens)

THIS CERTIFIES THAT in exchange for the payment by the undersigned purchaser (the “Purchaser”) of ________ (the “Purchase Amount”) on or about _________ (the “Effective Date”), YouNow, Inc., a Delaware corporation (the “Company”), hereby issues to the Purchaser the right (the “Right”) to certain units of PROPS (the “Token” or “PROPS”), subject to the terms set forth below.
1. Events

(a) Application Launch. If there is an Application Launch before the expiration or termination of this instrument, the Company will issue to the Purchaser the Launch Date Tokens on the fifteenth (15th) day following the Application Launch. Following such a date, the Unvested Tokens shall be issued to the Purchaser linearly, by block, measured from the date of the Application Launch, such that the Total Tokens shall be fully issued at the end of the Vesting Period (as measured starting from the Application Launch).
In connection with and prior to the issuance of Tokens by the Company to the Purchaser pursuant to this Section 1(a):
(i) The Purchaser will, at the request of the Company, execute and deliver to the Company any and all other transaction documents related to this SAFT, including verification of accredited investor status or non-U.S. person status under the applicable securities laws; and
(ii) The Purchaser will provide to the Company a network address for which to allocate Purchaser's Tokens upon the Application Launch.
(b) Dissolution Event. If there is a Dissolution Event before this instrument expires or terminates, the Company will pay an amount equal to the Purchase Amount (the “Returned Purchase Amount”), due and payable to the Purchaser immediately prior to, or concurrent with, the consummation of the Dissolution Event. If immediately prior to the consummation of the Dissolution Event, the assets of the Company that remain legally available for distribution to the Purchaser and all holders of all other SAFTs (the “Dissolving Purchasers”), as determined in good faith by the Company’s board of directors, are insufficient to permit the payment to the Dissolving Purchasers of their respective Returned Purchase Amounts, then the remaining assets of the Company legally available for distribution will be distributed with equal priority and pro rata among the Dissolving Purchasers in proportion to the Returned Purchase Amounts they would otherwise be entitled to receive pursuant to this Section 1(b). Any distributed amounts shall be in U.S. Dollars.
(c) Termination. This instrument will expire and terminate upon the earlier of (i) the issuance of Tokens to the Purchaser pursuant to Section 1(a); (ii) the payment, or setting aside for payment, of amounts due the Purchaser pursuant to Section 1(b); (iii) ninety (90) days from the Effective Date (the “Deadline Date”), if the Application Launch has not occurred as of such date; provided that, the Company shall have the right to extend the Deadline Date by thirty (30) days, in its sole discretion, and (iv) the Company’s failure to obtain gross proceeds of more than $10,000,000 in the aggregate from both (x) the sale of all rights pursuant to the SAFTs prior to the Application Launch and (y) the sale of Tokens within fifteen (15) days of the Application Launch. In the case of (iii) and (iv), the Company shall have the obligation to repay to the Purchasers the aggregate amount of all Purchase Amounts if such termination events occur.
2. Definitions

“Application Launch” means a bona fide transaction or series of transactions, pursuant to which the Company will distribute the Tokens to the general public following the launch of YouNow’s Rize platform and functional Token.

“Dissolution Event” means (i) a voluntary termination of operations of the Company, (ii) a general assignment for the benefit of the Company’s creditors or (iii) any other liquidation, dissolution or winding up of the Company, whether voluntary or involuntary.

“Discount Price” means the maximum price per Token sold by the Company multiplied by (1 - Discount Rate).

“Discount Rate” and associated “Vesting Period” shall refer to the following (please select one option):

15% Discount Rate and 3 month Vesting Period      [   ]
25% Discount Rate and 9 month Vesting Period      [   ]
35% Discount Rate and 15 month Vesting Period    [   ]

“Governmental Authority” means any (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi‑governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body or entity and any court or other tribunal).

“Launch Date Tokens” means the Total Tokens multiplied by 20%.

“Law” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“SAFT” means an agreement containing a future right to units of Tokens purchased by Purchasers, similar in form and content to this agreement, which a significant portion of the amount raised under the SAFTs may be used to fund the Company’s development of a decentralized application (the “Application”) running on the Ethereum blockchain that enables the Company’s PROPS ERC-20 tokens to be used as rewards for content creators and other digital media contributors that are participating in the PROPS ecosystem.

“Total Tokens” means to total number of Tokens that the Purchaser is entitled to pursuant to this SAFT, which is an amount equal to a number of units of the Token equal to the Purchase Amount divided by the Discount Price.

“Unvested Tokens” means the Total Tokens multiplied by 80%.

4. Company Representations
(a) The Company is a corporation duly organized, validly existing and in good standing under the laws of Delaware, and has the power and authority to own, lease and operate its properties and carry on its business as now conducted.
(b) The execution, delivery and performance by the Company of this instrument is within the power of the Company and, other than with respect to the actions to be taken when Tokens are to be issued to the Purchaser, has been duly authorized by all necessary actions on the part of the Company. This instrument constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of the Company, it is not in violation of (i) its current articles of incorporation or bylaws, (ii) any material statute, rule or regulation applicable to the Company, or (iii) any material indenture or contract to which the Company is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on the Company.
(c) To the knowledge of the Company, the performance and consummation of the transactions contemplated by this instrument do not and will not: (i) violate any material judgment, statute, rule or regulation applicable to the Company; (ii) result in the acceleration of any material indenture or contract to which the Company is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset or revenue of the Company or the suspension, forfeiture, or nonrenewal of any material permit, license or authorization applicable to the Company, its business or operations.

(d) No consents or approvals are required in connection with the performance of this instrument, other than: (i) the Company’s corporate approvals; and (ii) any qualifications or filings under applicable securities laws.
(e) The Company currently has no plans and does not expect to raise more than $35,000,000 in the aggregate pursuant to either the sale of the rights under the the SAFTs or the Tokens that will be issued at the Application Launch.

5. Purchaser Representations
(a) The Purchaser has full legal capacity, power and authority to execute and deliver this instrument and to perform its obligations hereunder. This instrument constitutes valid and binding obligation of the Purchaser, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
(b) The Purchaser has been advised that this instrument is a security and that the offers and sales of this instrument have not been registered under any country’s securities laws and, therefore, cannot be resold except in compliance with the applicable country’s laws. The Purchaser is purchasing this instrument for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and the Purchaser has no present intention of selling, granting any participation in, or otherwise distributing the same. The Purchaser has such knowledge and experience in financial and business matters that the Purchaser is capable of evaluating the merits and risks of such investment, is able to incur a complete loss of such investment without impairing the Purchaser’s financial condition and is able to bear the economic risk of such investment for an indefinite period of time.
6. Procedures for Purchase of Rights and Valuation of Purchase Amount.
(a) The Company will accept payment for the Right purchased under this SAFT in U.S. Dollars, Bitcoin, or Ether. Purchaser shall make the required payment to the Company in consideration for Purchaser’s purchase of the Right pursuant to the SAFT in the manner communicated by the Company.
(b) For purposes of this instrument, the value of the Purchase Amount shall be deemed in U.S. Dollars whether the Purchaser pays in Bitcoin or Ether, valued at the Applicable Exchange Rate for Bitcoin or Ether. The term “Applicable Exchange Rate” shall mean the volume-weighted average daily price of Bitcoin or Ether in the 24-hour period (Eastern Time) preceding the Effective Date.
7. Miscellaneous
(a) This instrument sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous disclosures, discussions,

understandings and agreements, whether oral of written, between them. This instrument is one of a series of similar instruments entered into by the Company from time to time. Any provision of this instrument may be amended, waived or modified only upon the written consent of the Company and the holders of a majority, in the aggregate, of the Purchase Amounts paid to the Company with respect to all SAFTs outstanding at the time of such amendment, waiver or modification.
(b) Any notice required or permitted by this instrument will be deemed sufficient when sent by email to the relevant address listed on the signature page, as subsequently modified by written notice received by the appropriate party.
(c) The Purchaser is not entitled, as a holder of this instrument, to vote or receive dividends or be deemed the holder of capital stock of the Company for any purpose, nor will anything contained herein be construed to confer on the Purchaser, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action or to receive notice of meetings, or to receive subscription rights or otherwise.
(d) Neither this instrument nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, however, that this instrument and/or the rights contained herein may be assigned without the Company’s consent by the Purchaser to any other entity who directly or indirectly, controls, is controlled by or is under common control with the Purchaser, including, without limitation, any general partner, managing member, officer or director of the Purchaser, or any venture capital fund now or hereafter existing which is controlled by one or more general partners or managing members of, or shares the same management company with, the Purchaser; and provided, further, that the Company may assign this instrument in whole, without the consent of the Purchaser, in connection with a reincorporation to change the Company’s domicile.

(e) In the event any one or more of the provisions of this instrument is for any reason held to be invalid, illegal or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this instrument operate or would prospectively operate to invalidate this instrument, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this instrument and the remaining provisions of this instrument will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.

(f) All rights and obligations hereunder will be governed by the laws of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

(g) Each of the Company and the Purchaser agree to treat this instrument as a forward contract for U.S. federal, state and local income tax purposes, and will not take any position on any tax return, report, statement or other tax document that is inconsistent with such treatment, unless otherwise required by a change in law occurring after the date hereof, a closing agreement with an applicable tax authority or a final non-appealable judgment of a court of competent jurisdiction.

(h) The Purchaser shall, and shall cause its affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably requested by Company to carry out the provisions of this instrument and give effect to the transactions contemplated by this instrument, including, without limitation, to enable the Company or the transactions contemplated by this instrument to comply with applicable laws.

(i) The Company shall not be liable or responsible to the Purchaser, nor be deemed to have defaulted under or breached this instrument, for any failure or delay in fulfilling or performing any term of this instrument, including without limitation, launching the Application or consummating the Application Launch, when and to the extent such failure or delay is caused by or results from acts beyond the affected party's reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, or other civil unrest; (d) the application or change of any Law; or (e) action by any Governmental Authority.

(j) Each party to this SAFT acknowledges that Cooley LLP (“Cooley”), outside general counsel to the Company, has in the past performed and is or may now or in the future represent one or more Purchasers or their affiliates in matters unrelated to the transactions contemplated by this SAFT (the “Financing”), including representation of such Purchasers or their affiliates in matters of a similar nature to the Financing. The applicable rules of professional conduct require that Cooley inform the parties hereunder of this representation and obtain their consent. Cooley has served as outside general counsel to the Company and has negotiated the terms of the Financing solely on behalf of the Company. The Company and each Purchaser hereby (a) acknowledge that they have had an opportunity to ask for and have obtained information relevant to such representation, including disclosure of the reasonably foreseeable adverse consequences of such representation; (b) acknowledge that with respect to the Financing, Cooley has represented solely the Company, and not any Purchaser or any stockholder, director or employee of the Company or any Purchaser; and (c) gives its informed consent to Cooley’s representation of the Company in the Financing.

(Signature page follows)

IN WITNESS WHEREOF, the undersigned have caused this instrument to be duly executed and delivered.

YouNow, Inc.

By:
Adi Sideman
Chief Executive Officer

Address:

Email:

PURCHASER:

By:
Name:
Title:

Address:

Email: